EXHIBIT 5.1

   Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A. as to Legality

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                                  June 29, 2000

EP MedSystems, Inc.
100 Stierli Court
Mount Arlington, New Jersey 07856

Gentlemen:

      We serve as your general outside counsel and are familiar with the Certificate of Incorporation, Bylaws and corporate proceedings generally of EP MEDSYSTEMS, Inc. (the "Company"). We have reviewed the corporate records as to the establishment of the Company's 1995 Long Term Incentive Plan, the 1995 Director Option Plan and certain other stand alone non-qualified stock options, which together call for the issuance of up to 1,724,560 shares of Common Stock to optionees upon their exercise of options that may be granted to them. Based upon such examination and considerations, we are of the opinion:

      1. That the Company is a duly organized and validly existing corporation under the laws of the State of New Jersey; and

      2. That the Company has taken all necessary and required corporate actions in connection with the proposed issuance of 1,724,560 shares of Common Stock and that Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

      This letter is furnished by us solely for your benefit in connection with the transactions referred to in the Registration Statement and may not be circulated to, or relied upon by, any other person. We hereby consent to be named in the Registration Statement and the Prospectus which constitutes a part thereof as the attorneys who

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have passed upon legal matters in connection with the issuance of the aforesaid
Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Yours truly,

                                       SILLS CUMMIS RADIN TISCHMAN
                                         EPSTEIN & GROSS, P.A.


                                       By: